Exhibit 10.18

Dynex Capital, Inc.
Non-Employee Directors’ Annual Compensation
As of January 1, 2020

Cash Compensation

Annual retainer

Non-Employee Director   $65,000

Additional annual retainers

Chairperson of the Board   $25,000

Audit Committee Chair    $20,000

Compensation Committee Chair  $5,000

Nominating & Corporate
Governance Committee Chair  $5,000

Annual retainers are payable in quarterly installments, prorated for the number of months served in the case of a change during the calendar year.

Excess meeting fee

In addition to the annual retainers, non-employee directors will also receive a cash fee of $1,000 for each meeting of the Board of Directors attended above 15 meetings per year and for each Board Committee meeting attended as a member above 15 meetings per year.

Equity Compensation

Non-employee directors will also receive an annual grant of restricted shares of the Company’s common stock with a grant date fair value of $80,000, which shares will vest at the end of one year. The shares are to be granted on the first Friday following the annual meeting of shareholders.